WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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Financial Data Schedule
(Unaudited)
(in thousands)
For the nine months ended September 29, 1996

 Cash and cash items                            4,349
 Marketable securities                            122
 Notes and accounts receivable-trade           17,741
 Allowances for doubtful accounts              -1,026
 Inventory                                     25,582
 Total current assets                          48,061
 Property, plant and equipment                100,022
 Accumulated depreciation                     -66,179
 Total assets                                  83,693
 Total current liabilities                     95,189
 Bonds, mortgages and similar debt                518
 Preferred stock mandatory redemption               0
 Preferred stock no mandatory redemption           45
 Common stock                                     370
 Other stckhldrs' eq (Cap'l deficiency)       -13,630
 Total liabilities & equity                    83,693
 Sales of tangible products                    21,680
 Total revenues                                36,582
 Cost of tangible goods sold                   21,872
 Total costs applicable to revenues            35,951
 Other costs and expenses                         171
 Provision for doubtful accounts and notes         -1
 Interest and amortization of debt discount     2,018
 Income before taxes and other items          -49,657
 Income tax expense                                 0
 Income/loss from continuing operations       -49,657
 Discontinued operations                            0
 Extraordinary items                                0
 Cumulative effect of accounting changes            0
 Net income or loss                           -49,657
 Earnings per share-primary                     -1.55
 Earnings per share-fully diluted               -0.29



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